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                                                                      EXHIBIT 23

                          Independent Auditors' Consent

The Board of Directors
ECB Bancorp, Inc.:

We consent to incorporation by reference in the registration statement (No. 333-77689) of ECB Bancorp, Inc. on Form S-8 relating to the ECB Bancorp, Inc. Omnibus Stock Ownership and Long-Term Incentive Plan, of our report dated January 31, 2003, relating to the consolidated balance sheets of ECB Bancorp, Inc. and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of income, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 2002, which report appears in the December 31, 2002 Annual Report on Form 10-KSB of ECB Bancorp, Inc.

/s/ KPMG LLP

Raleigh, North Carolina
March 17, 2003